EXHIBIT 3

August 26, 2009

Alexza Pharmaceuticals, Inc.

2091 Stierlin Court

Mountain View, CA 94043

Attention: Chief Executive Officer

Ladies and Gentlemen:

In connection with the acquisition of shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company”), by Symphony Capital Partners, L.P. (“SCP”) and Symphony Strategic Partners, LLC (“SSP”), both of which are members of Symphony Allegro Holdings LLC, a Delaware limited liability company (“Holdings” and, together with SCP and SSP and their respective permitted successors, assigns and transferees, “Symphony”), pursuant to the terms of that certain Amended and Restated Purchase Option Agreement, dated as of June 15, 2009, among the Company, Holdings and Symphony Allegro, Inc. (the “Amended and Restated Purchase Option Agreement”), the Company and Symphony agree as follows:

1.          Definitions. For purposes of this letter agreement, the following terms have the respective meanings set forth below:

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person, or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person or entities.

“Beneficially Owns” (including the terms “Beneficial Ownership” or “Beneficially Owned”) shall mean beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act.

“Board” shall mean the Board of Directors of the Company.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Person” shall mean any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

2.          Standstill. Except for the exercise of the Alexza Closing Warrants (as defined in the Amended and Restated Purchase Option Agreement) and the acquisition of Alexza Closing Warrant Shares (as defined in the Amended and Restated Purchase Option Agreement), for so long as Symphony and its Affiliates Beneficially Own more than 10% of the Company’s outstanding Common Stock, neither Symphony nor any of its Affiliates shall, without the prior written consent of a majority of the independent members of the Board who are not Affiliated with Symphony, in any manner, whether directly or indirectly:

(a)          make, effect, initiate, cause or participate in (i) any acquisition of Beneficial Ownership of any securities of the Company or any securities of any subsidiary or other Affiliate of the Company, (ii) any acquisition of any assets of the Company or any assets of any subsidiary or other Affiliate of the Company, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other Affiliate of the Company, or involving any securities or assets of the Company or any securities or assets of any subsidiary or other Affiliate of the Company, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission (“SEC”)) or consents with respect to any securities of the Company;

(b)          form, join or participate in a “group” (as defined in the Securities Exchange Act and the rules promulgated thereunder) with respect to the Beneficial Ownership of any securities of the Company;

(c)          without limiting any rights of Symphony pursuant to Section 5 hereof, act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company;

(d)          take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e)          agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action prohibited by clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f)          assist, induce or encourage any other Person to take any action of the type prohibited by clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g)          enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h)          request or propose that the Company or any of the Company’s Affiliates amend, waive or consider the amendment or waiver of any provision set forth in this Section 2.

3.          No Effect on Directors. Notwithstanding any of the foregoing, the provisions set forth in Section 2  shall in no way limit the ability of any individual who is serving as a director of the Company to take any actions (or to refrain from taking any actions) in his or her capacity as a director of the Company.

4.          Voting Agreement. In the event Symphony and its Affiliates Beneficially Own more than 33% of the Company’s outstanding Common Stock, any shares of Common Stock entitled to vote for the election of directors Beneficially Owned by Symphony and its Affiliates in excess of 33% of the shares of Common Stock then outstanding, with respect to the election or removal of directors only, shall be voted either, solely at Symphony’s election (a) as recommended by the Board or (b)(i) in an election, in the same proportion with the votes of shares of Common Stock voted in such election (excluding shares with respect to which the votes were withheld, abstained or otherwise not cast) and not Beneficially Owned by Symphony (excluding withheld shares and abstentions) or (ii) in a removal vote, in the same proportions as all outstanding shares of Common Stock not Beneficially Owned by Symphony (including shares with respect to which the votes were withheld, abstained or otherwise not cast), whether at an annual or special meeting of stockholders of the Company, by written consent or otherwise. Symphony shall retain its right to vote (or to withhold its vote) all of its shares on all other matters.

5.          Member of the Board. For so long as Symphony and its Affiliates Beneficially Own more than 10% of the Company’s outstanding Common Stock, then, subject to applicable law and the rules and regulations of the SEC and the NASDAQ Stock Market, the Company will nominate and use its commercially reasonable efforts to cause to be elected and cause to remain as a director on the Board one (1) individual designated by Symphony.

6.          Representations. Each party represents to the other that: (a) this letter agreement has been duly authorized by all necessary corporate or partnership action, as the case may be; and (b) this letter agreement is a valid and binding agreement of such party, enforceable against it in accordance with its terms.

7.          Specific Enforcement; Legal Effect. The parties hereto agree that any breach of this letter agreement would result in irreparable injury to the other party and that money damages would not be an adequate remedy for such breach. Accordingly, without prejudice to the rights and remedies otherwise available under applicable law, either party shall be entitled to specific performance and equitable relief by way of injunction or otherwise if the other party breaches or threatens to breach any of the provisions of this letter agreement. It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. If any term, provision, covenant or restriction in this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the parties hereto shall negotiate in good faith to attempt to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable. This letter agreement contains the entire agreement between the parties hereto concerning the matters addressed herein. No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party; provided, however, that no waiver or amendment shall be effective as against the Company unless such waiver or amendment is approved in writing by the vote of a majority of the independent members of the Board who are not Affiliated with Symphony. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

8.          Termination. This agreement shall continue in full force and effect from the date hereof until such time as Symphony and its Affiliates Beneficially Own less than 10% of the Company’s outstanding Common Stock.

9.          Counterparts. This letter agreement may be executed in counterpart (including by facsimile), each of which shall be deemed an original.

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If you are in agreement with the terms set forth above, please sign this letter agreement in the space provided below and return an executed copy to the undersigned.

Very truly yours,

SYMPHONY ALLEGRO HOLDINGS LLC

By:	Symphony Capital Partners, L.P., its Manager

By:	Symphony Capital GP, L.P., its General Partner

By:	Symphony GP, LLC, its General Partner

By:	/s/ Mark Kessel
	Name:	Mark Kessel
	Title:	Managing Member

SYMPHONY CAPITAL PARTNERS, L.P.

By:	Symphony Capital GP, L.P., its General Partner

By:	Symphony GP, LLC, its General Partner

By:	/s/ Mark Kessel
	Name:	Mark Kessel
	Title:	Managing Member

SYMPHONY STRATEGIC PARTNERS, LLC

By:	/s/ Mark Kessel
	Name:	Mark Kessel
	Title:	Managing Member

         Confirmed and Agreed:

ALEXZA PHARMACEUTICALS, INC.

By:	/s/ August J. Moretti
	Name:	August J. Moretti
	Title:	Senior Vice President and Chief Financial Officer

               Signature Page to Corporate Governance Agreement